                                                                  EXHIBIT 99.4

                                   CONSENT
                                      OF
                    CREDIT SUISSE FIRST BOSTON CORPORATION


Board of Directors
Whitman Corporation
3501 Algonquin Road
Rolling Meadows, Illinois 60008


Members of the Board:

We hereby consent to the inclusion of (i) our opinion letter, dated August 18, 2000, to the Board of Directors of Whitman Corporation (the "Company") as Annex B to the joint proxy statement/prospectus which is part of the Registration Statement on Form S-4 (the "Registration Statement") relating to the proposed transaction involving the Company and PepsiAmericas, Inc., and
(ii) references made to our firm and such opinion in the Registration Statement under the captions entitled "SUMMARY - Opinions of Financial Advisors", "THE MERGER - Background of the Merger", "THE MERGER - Recommendation of the Whitman Board and Whitman's Reasons for the Merger" and "THE MERGER - Opinion of Whitman's Financial Advisor". In giving such consent, we do not admit that we come within the category of persons whose consent is required under, nor do we admit that we are "experts" for purposes of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

CREDIT SUISSE FIRST BOSTON CORPORATION



By: /s/ James B. Hoesley
    ----------------------
    James B. Hoesley
    Managing Director

August 18, 2000